SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

 SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)         May 20, 2013

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 NEW GLOBAL ENERGY, INC.

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(Exact name of registrant as specified in its charter)

    WYOMING                     0-18954                    45-4349842

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(State or other jurisdiction          (Commission              (IRS Employer

of incorporation)                     File Number)           Identification No.)

109 East 17th Street,  Suite 4217,   Cheyenne, WY        82001

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(Address of principal executive offices)                                                       (Zip Code)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE        (307)  633-9192

Section 2.

Financial Information

2.01 Completion of Acquisition or Disposition of  Assets

As of May 20, 2013,  the Company has completed the acquisition of 30.74% of Aqua Farming Tech, Inc. (“AFT”) from unrelated parties.  AFT is a California company that operates a large aquaculture operation on two parcels of land totaling 118.9 acres.   It includes a large working fish farm/hatchery , 90 masonry tanks, 5 wells, 12 earthen ponds, a newly constructed 221 kW-DC Photovoltaic electric generating system estimated to produce 381,267 kWh annually, a second newly constructed 176.25 kW-DC Photovoltaic System, which is estimated to produce 286,996 kWh annually, a fish processing facility, shop facilities, 3 out buildings, 3 60kW generators, 1 200kW generator, support vehicles, various additional equipment and parts inventory as well as fish inventory of nearly .5 million fish.

Section 3

Securities and Trading Markets

Item 3.02

Unregistered Sales of Equity Securities

The purchase of the 30.74% interest in AFT  from 19 shareholders for a total price of $1,173,060.  The purchase price was paid with of 195,510 shares of common stock of the Company for a value of $6.00 per share.

Section  7.

Regulation FD

Section 7.01

Regulation FD Disclosure

The Company has entered into a fisheries management consulting agreement with Mr. Rocky French.    Mr. French has more than 20 years experience in fisheries management in Southern California.   He was educated at the University of San Carlos, Mindanao Regional School of Fisheries and the University of the Philippines College of Fisheries.  He has had additional studies with The Southeast Asian Fisheries Development Center, with Texas A&M in Shrimp Farming and Culture and with Long Beach City College in Data Processing.

This agreement is for a period of six months, renewable automatically until terminated by the parties.   It calls for hourly compensation up to a maximum of $10,000 during any month billed to the Company.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 20, 2013

New Global Energy, Inc.

/s/  Perry Douglas West

By:   Perry Douglas West, CEO

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